                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                            LIZ CLAIBORNE,INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

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

                           [LIZ CLAIBORNE, INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
  LIZ CLAIBORNE, INC.

     The annual meeting of stockholders of Liz Claiborne, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 17, 2001, at 10:00 a.m., local time, for the following purposes:

     1. To elect three directors to serve until the 2004 annual meeting of stockholders and until their respective successors are duly elected and qualified;

     2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 2001 fiscal year; and

     3. To transact such other business as may be properly brought before the meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 21, 2001 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

     Your attention is called to the Proxy Statement on the following pages. We hope that you will attend the meeting in person. If you need directions to the meeting site, please call 201-295-6222. Your Board of Directors and management look forward to greeting those stockholders able to attend. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE.

                                              By Order of the Board of
                                                     Directors,

                                             /s/ Roberta Schuhalter Karp
                                               ROBERTA SCHUHALTER KARP
                                                     Senior Vice
                                           President - Corporate Affairs,
                                            General Counsel and Secretary

New York, New York
March 30, 2001
     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                           [LIZ CLAIBORNE, INC. LOGO]

     This Proxy Statement and enclosed form of proxy are being furnished commencing on or about March 30, 2001, in connection with the solicitation by the Board of Directors of Liz Claiborne, Inc. (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on Thursday, May 17, 2001, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted as specified in the proxy. If no instructions are given, proxies will be voted FOR the election of the nominees named below under the caption "Proposal 1 -- Election of Directors -- Nominees for Election;" FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 2001 fiscal year; and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Any proxy may be revoked by written notice received by the Secretary of the Company at the Company's principal executive offices at 1441 Broadway, New York, New York 10018 at any time prior to the voting thereof.

     Only stockholders of record at the close of business on March 21, 2001 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 21, 2001, there were 52,468,933 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

     Abstentions may be specified on all proposals being submitted other than election of directors. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will not be treated as shares present and voting on the proposals set out in this Proxy Statement, and will have no effect on the outcome of such proposals.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending upon the type of proposals involved. "Broker non-votes" result when brokers are precluded by the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on the proposals set out in this Proxy Statement. The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on a specific proposal, thus having no effect on the outcome of such proposal.

     If a stockholder participates in the Company's Dividend Reinvestment Plan (the "DRIP"), the proxy to vote shares represents the number of shares held in custody for the stockholder pursuant to the DRIP, as well as shares registered in the stockholder's own name. Accordingly, First Chicago Trust Company, a division of Equiserve, as Agent for the DRIP, will cause shares held for the account of stockholders participating in the DRIP to be voted in the same way as the stockholder votes shares registered in his or her own name. If the stockholder does not give a proxy, such shares will not be voted. The Company will mail a proxy and this Proxy Statement to all persons who, according to the records of the Company's Transfer Agent, hold shares of Common Stock beneficially in the DRIP but do not own any other shares of Common Stock.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The members of the Company's Board of Directors are divided into three classes with the term of office of one class expiring each year. At the Annual Meeting, three Directors will be elected to serve a three-year term (until the 2004 annual meeting) and until their respective successors are duly elected and qualified. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below. Directors are elected by a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine.

     Raul J. Fernandez, Kenneth P. Kopelman and Arthur C. Martinez, each of whom is presently a Director of the Company, have been nominated by the Board of Directors for re-election to the Board, to serve until the 2004 annual meeting and until their respective successors are duly elected and qualified.

INFORMATION CONCERNING THE DIRECTORS

     Background information with respect to the nominees for election and the seven Directors whose terms of office will continue after the Annual Meeting appears below. See "Security Ownership of Management" for information regarding such persons' holdings of Common Stock.

NOMINEES TO SERVE UNTIL 2004:

     RAUL J. FERNANDEZ -- Mr. Fernandez, 34, was elected a Director of the Company in March 2000. Mr. Fernandez is the founder of Proxicom, Inc., an Internet development and e-business consulting company, and has served as its Chairman of the Board and Chief Executive Officer since its inception in 1991, and as its President from 1991 to 2000. Mr. Fernandez is also a director of the Northern Virginia Technology Council, a trade organization, and a partner in Lincoln Holdings LLC, which owns the Washington Capitals of the National Hockey League and a significant interest in the Washington Wizards of the National Basketball Association.

     KENNETH P. KOPELMAN -- Mr. Kopelman, 49, was elected a Director of the Company in 1996. Mr. Kopelman has been a partner in the New York City law firm of Kramer Levin Naftalis & Frankel LLP, corporate counsel to the Company, for more than 15 years and served as the Company's Secretary from 1991 to 1996. Mr. Kopelman is also a director of Mobius Management Systems, Inc., a computer software company.

     ARTHUR C. MARTINEZ -- Mr. Martinez, 61, was elected a Director of the Company in January 2001. Mr. Martinez recently retired as Chairman, President and Chief Executive Officer of Sears, Roebuck and Company, positions he held from 1995. Mr. Martinez is also a director of PepsiCo, Inc., a consumer products company, International Flavors & Fragrances, Inc., a creator and manufacturer of flavor and fragrance products, and Martha Stewart Living OmniMedia, Inc., an integrated content company. Mr. Martinez also serves as Chairman of The Federal Reserve Bank of Chicago.

DIRECTORS WHOSE TERMS EXPIRE IN 2002:

     PAUL R. CHARRON -- Mr. Charron, 58, joined the Company as Vice Chairman and Chief Operating Officer, and became a Director, in 1994. In 1995, Mr. Charron became President (a position he held until October 1996) and Chief Executive Officer of the Company. In 1996, Mr. Charron became Chairman of the Board of the Company. Prior to joining the Company, Mr. Charron served in various executive capacities at VF Corporation, an apparel manufacturer, from 1988. Mr. Charron is also a director of C-Bridge Internet Solutions, Inc., a provider of Internet-based solutions.

     J. JAMES GORDON -- Mr. Gordon, 70, has served as a Director of the Company since 1977. Since 1984, Mr. Gordon has been President of Gordon Textiles International, Ltd., a consultant and distributor/importer of apparel fabrics. Mr. Gordon is also a director of Cornerstone Bancorp, Inc., a regional commercial bank.

     KAY KOPLOVITZ -- Ms. Koplovitz, 55, was elected a Director of the Company in 1992. Since January 2000, she has served as Chief Executive Officer of Working Women Network, a multi-platform media company, and from 1998 to 2000, she was a principal of Koplovitz & Co., a media and communications company. In 1998, Ms. Koplovitz was appointed by former President Clinton as Chair of the National Women's Business Council. Ms. Koplovitz was the founder of USA Networks, an international cable television programming company, and served as its Chairman and Chief Executive Officer from 1980 to 1998. Ms. Koplovitz is also a director of Oracle Corporation, a computer software company.

     CHRISTINE A. POON -- Ms. Poon, 48, was elected a Director of the Company in January 2000. Since November 2000, Ms. Poon has served as Company Group Chairman of Johnson & Johnson, a healthcare products manufacturer. From 1985 to 2000, she served in various executive positions with Bristol-Myers Squibb Company, a pharmaceutical company, most recently as President, International Medicines.

DIRECTORS WHOSE TERMS EXPIRE IN 2003:

     BERNARD W. ARONSON -- Mr. Aronson, 54, was elected a Director of the Company in 1998. Mr. Aronson has been Managing Partner of ACON Investments LLC, a private investment vehicle, since 1996. He served as International Advisor to Goldman Sachs & Co. from 1993 to 1996 and as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. Mr. Aronson is also a director of Royal Caribbean Cruises Ltd., a global cruise company.

     NANCY J. KARCH -- Ms. Karch, 53, was elected a Director of the Company in January 2000. Ms. Karch was a senior partner of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a member of The McKinsey Advisory Council, and serves as a director of Toys "R" Us, Inc., retail merchants, Garden Ridge Corp., a privately held home decor products retailer, and the Westchester Land Trust.

     PAUL E. TIERNEY, JR. -- Mr. Tierney, 58, was elected a Director of the Company in 1995. Mr. Tierney is the General Partner of Darwin Capital Partners, an entity formed in 1999 to invest in technology-related securities. He is also a co-founding Member of Development Capital, LLC, a private investment vehicle formed in 1996. From 1978 to 1996, Mr. Tierney served as Managing Director of Gollust, Tierney & Oliver, an investment capital partnership. He is Chairman of the Board of Directors of TechnoServe, Inc., a not-for profit corporation, and also serves as a director of UAL Corporation, an air transportation company, The Argentine Investment Fund, and St. John's College. Mr. Tierney is also an adjunct professor and Executive-In-Residence at the Columbia Graduate School of Business.

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD

     BOARD MEETINGS. The Board of Directors met twelve times during the 2000 fiscal year. During such year, each Director attended more than 75% of the meetings held by the Board of Directors and the committees on which he or she served, other than Ms. Poon. The Company's Board also acts from time to time by unanimous written consent in lieu of meetings.

     COMMITTEES OF THE BOARD. The Board of Directors has four standing committees, all of which are composed solely of non-management Directors of the
Company: the Audit Committee, the Compensation Committee, the Committee on Directors and the Finance and Technology Committee.

     Audit Committee. This Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company's internal and external auditors. The Committee's responsibilities are set forth in its Audit Committee Charter, a copy of which is attached as Appendix A to this Proxy

Statement. The Committee, whose present members are Bernard W. Aronson, Nancy J. Karch (chair), Arthur C. Martinez and Christine A. Poon, held four meetings during the 2000 fiscal year. The Board of Directors, in its business judgment, has determined that all members of this Committee are "independent" as required by the applicable listing standards of the New York Stock Exchange.

     Compensation Committee. This Committee determines the salary and bonus for the Chief Executive Officer, approves the general policies applicable to salaries and bonuses for the other executive officers, makes all award decisions regarding equity-based compensation plans, and makes recommendations to the Board and senior management regarding Company compensation programs. The Committee, whose present members are Raul J. Fernandez (chair), J. James Gordon, Nancy J. Karch, Kay Koplovitz and Paul E. Tierney, Jr., held eleven meetings during the 2000 fiscal year.

     Committee on Directors. This Committee is responsible for making recommendations with respect to the nominations by the Board of qualified candidates to serve as Directors of the Company and reviewing and advising the Board on issues of corporate governance and corporate responsibility, as well as directorship practices. The Committee, whose present members are Bernard W. Aronson, J. James Gordon (chair), Nancy J. Karch, Arthur C. Martinez and Christine A. Poon, held four meetings during the 2000 fiscal year. For a description of the procedures under which stockholders may nominate persons for election as directors, see "Stockholder Proposals and Nominations" below.

     Finance and Technology Committee. This Committee advises the Board on a variety of corporate finance issues, including the Company's policies regarding dividends, issuances and purchases of securities, capital expenditures, proposed acquisition and divestiture matters, as well as on a variety of technology matters. The Committee, whose present members are Bernard W. Aronson, Raul J. Fernandez, Kenneth P. Kopelman and Paul E. Tierney, Jr. (chair), held two meetings during the 2000 fiscal year.

     DIRECTOR COMPENSATION. The Company currently pays its non-management Directors an annual retainer of $30,000, $15,000 of which is paid in shares of the Company's Common Stock as described below, plus $1,000 for each Board meeting, executive session and committee meeting attended. Each committee chair receives an additional annual retainer of $7,500 and each other committee member receives an annual retainer of $2,500. Directors are reimbursed for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings. In addition, the Company provides each Director with an annual $4,000 clothing allowance to be applied toward the purchase of Company products. Directors who are employees of the Company receive no fees or compensation for their services as Directors.

     The Company has, since 1991, paid a portion of each Director's annual retainer in shares of Common Stock pursuant to the Liz Claiborne, Inc. Outside Directors' 1991 Stock Ownership Plan, as amended (the "Outside Director Plan"). Under the Outside Director Plan, each non-management Director having served as such for at least six months receives an annual award of shares of Common Stock having a value of $15,000 on the first business day of each fiscal year; newly elected non-management Directors receive such an award upon their election to the Board. During fiscal 2000, the following awards of shares of Common Stock were made under the Outside Director Plan: 398 shares on January 3, 2000 to each of Ms. Koplovitz and Messrs. Aronson, Gordon, Kopelman and Tierney; 412 shares on January 25, 2000 to each of Mss. Karch and Poon; and 326 shares on March 9, 2000 to Mr. Fernandez (all such Directors, collectively, the "Director Recipients"). All shares awarded under the Outside Director Plan are nontransferable for a period of three years following the applicable award date, subject to exceptions in the case of death or retirement from the Board.

     Each non-management Director also receives a grant of options to purchase 3,000 shares of Common Stock on the first business day of each fiscal year of the Company; newly elected non-management Directors receive such an award upon their election to the Board. All such options carry terms substantially equivalent to options granted to Company employees under the stockholder-approved Liz Claiborne, Inc. 2000 Stock Incentive Plan (the "2000 Plan"): an exercise price equal to the market price on the grant date, a term of ten years, and a vesting schedule of 25% on each of the first and second anniversaries of the grant date, with the remaining 50% vesting on the third anniversary, subject to earlier vesting on a change of control (as defined in the Outside Director Plan) or upon death or retirement from the Board after at least five years of service.

During fiscal 2000, awards of options were made to non-management Directors as follows: options covering 1,000 shares (at an exercise price of $37.625) on January 3, 2000 to each of the Director Recipients other than Mss. Karch and Poon and Mr. Fernandez; options covering 1,000 shares (at an exercise price of $36.375) on January 25, 2000 to Mss. Karch and Poon; options covering 1,000 shares (at an exercise price of $46) on March 9, 2000 to Mr. Fernandez; and options covering 500 shares (at an exercise price of $39.1875) on July 13, 2000 to each Director Recipient.

     The Outside Director Plan enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

     The Board has adopted a share ownership guideline, which sets out the Board's expectation that each Director will over time accumulate a holding of shares of Common Stock having a value equal to twice his or her annual retainer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 2000, the Company and certain of its contractors purchased, in the ordinary course of their business for use in the manufacture of Company products, fabric from certain European textile mills for which Gordon Textiles International, Ltd. ("GTIL") acts as a sales agent in the United States. J. James Gordon, a Director of the Company, is the sole shareholder of GTIL. Such fabric purchases during fiscal 2000 aggregated approximately $3.0 million; GTIL received commissions from its client mills, at customary industry rates, in respect of such sales aggregating $150,300. The transactions between the Company and the mills for which GTIL acts as agent were effected on an arms'-length basis, and the Company believes that such transactions were effected on terms no less favorable to the Company than those that would have been realized in transactions with other mills.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services in all capacities for the 2000, 1999, and 1998 fiscal years of the Chief Executive Officer, the other four most highly compensated executive officers of the Company as of December 30, 2000, and one former executive who would have been one of the four most highly compensated executives had she been employed by the Company as of December 30, 2000 (collectively, the "Named Executive Officers"):

                                                                                            LONG TERM COMPENSATION
                                                                                      ----------------------------------
                                                                                               AWARDS            PAYOUTS
                                                   ANNUAL COMPENSATION(1)             ------------------------   -------
                                           ---------------------------------------                  SECURITIES
                                                                         OTHER        RESTRICTED    UNDERLYING
                                 FISCAL                                  ANNUAL         STOCK        OPTIONS/     LTIP
NAME AND PRINCIPAL POSITION       YEAR     SALARY(2)      BONUS(3)    COMPENSATION      AWARDS      SARS(#)(4)   PAYOUTS
---------------------------      ------    ----------    ----------   ------------    ----------    ----------   -------
Paul R. Charron................   2000     $1,140,800    $1,155,000     $60,400(6)            --     150,000       --
 Chairman of the Board and        1999     $1,093,400    $1,050,000     $53,870               --     185,000       --
 Chief Executive Officer          1998     $1,064,300    $  500,000     $73,839       $2,961,000(7)   85,000       --
------------------------------------------------------------------------------------------------------------------------
Denise V. Seegal(8)............   2000     $  718,300    $  425,000      --               --           --         --
                                  1999     $  724,800    $  600,000      --               --          50,000      --
                                  1998     $  700,200    $  300,000      --           $1,213,188(7)   28,000      --
------------------------------------------------------------------------------------------------------------------------
Richard F. Zannino(9)..........   2000     $  547,500    $        0      --               --           --         --
                                  1999     $  493,800    $  400,000      --               --          42,000      --
                                  1998(10) $  125,300    $   50,000      --           $  734,375(11)   87,000     --
------------------------------------------------------------------------------------------------------------------------
John R. Thompson...............   2000     $  346,900    $  160,000      --               --          20,000      --
 Senior Vice President --         1999     $  332,900    $  200,000      --               --          20,000      --
 Supply Chain Integration         1998     $  321,200    $   50,000      --           $  514,063(7)   12,500      --
------------------------------------------------------------------------------------------------------------------------
Robert J. Zane.................   2000     $  345,200    $  185,000      --               --          25,000      --
 Senior Vice President --         1999     $  324,500    $  200,000      --               --          20,000      --
 Sourcing and Logistics           1998     $  313,100    $  100,000      --           $  514,063(7)   13,000      --
------------------------------------------------------------------------------------------------------------------------
Jorge L. Figueredo(12).........   2000     $  293,750    $  165,000      --               --          18,000      --
 President -- International       1999     $  267,300    $  130,000      --               --          18,000      --
                                  1998     $  254,700    $   70,000      --           $  390,688(7)   11,200      --
------------------------------------------------------------------------------------------------------------------------


                                    ALL OTHER
NAME AND PRINCIPAL POSITION      COMPENSATION(5)
---------------------------      ---------------
Paul R. Charron................    $  700,698
 Chairman of the Board and         $  640,881
 Chief Executive Officer           $  657,683
----------------------------------------------------------------
Denise V. Seegal(8)............    $1,144,427
                                   $   52,795
                                   $   48,861
--------------------------------------------------------------------------------
Richard F. Zannino(9)..........    $   33,492
                                   $    8,413
                                      --
------------------------------------------------------------------------------------------------
John R. Thompson...............    $   22,350
 Senior Vice President --          $   24,086
 Supply Chain Integration          $   23,173
----------------------------------------------------------------------------------------------------------------
Robert J. Zane.................    $   26,848
 Senior Vice President --          $   27,993
 Sourcing and Logistics            $   26,730
------------------------------------------------------------------------------------------------------------------------
Jorge L. Figueredo(12).........    $   17,730
 President -- International        $   18,337
                                   $   17,436
------------------------------------------------------------------------------------------------------------------------

---------------
 (1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers other than Mr. Charron for fiscal 2000 did not exceed the lesser of 10% of each such officer's total annual salary and bonus for such year, or $50,000; such amounts are not included in the table.

 (2) Amounts for Mr. Charron include amounts deferred under the SERP and the UDCP (see "Employment and Related Arrangements -- Agreements with Paul R. Charron" below).

 (3) A description of the Company's bonus arrangements is contained under the caption "Board Compensation Committee Report on Executive Compensation" below (the "Compensation Committee Report").

 (4) For fiscal 2000, 1999 and 1998 includes options granted on January 16, 2001, January 25, 2000 and January 4, 1999, respectively. For Mr. Charron,
     (a) fiscal 2000 includes 50,000 premium-priced options subject to an extended vesting schedule, granted on March 15, 2001 (see "Option Grants Table for Fiscal 2000" below); (b) fiscal 1999 includes 75,000 premium-priced options subject to an extended vesting schedule, granted on March 7, 2000; and (c) fiscal 1998 includes 17,000 options subject to a special vesting condition. For Mr. Zannino, fiscal 1998 includes options granted on October 30, 1998, upon the commencement of his employment with the Company, including premium-priced and extended vesting options; such options were forfeited as a result of Mr. Zannino's separation from the Company. See "Aggregated Option Exercises in Fiscal 2000 and Fiscal Year-End Option Value Table" below.

 (5) For fiscal 2000 includes (a) profit-sharing contributions under the Company's 401(k) Savings and Profit-Sharing Plan (the "Savings and Profit-Sharing Plan") of $5,100 for each Named Executive Officer other than Ms. Seegal; (b) matching contributions under the Savings and Profit-Sharing Plan of $3,862 for Mr. Zannino and $4,250 for each other Named Executive Officer; (c) the full amount of all premiums paid by the Company for universal life insurance coverage under the Company's supplemental life insurance plan under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary, as follows: Mr. Charron -- $23,190;

     Ms. Seegal -- $5,510; Mr. Zannino -- $2,230; Mr. Thompson -- $2,560; Mr.
     Zane -- $7,150; and Mr. Figueredo -- $1,060; (d) amounts accrued under an unfunded Supplemental Executive Retirement Plan (the "SERP") with respect to services rendered during fiscal 2000, as follows: Mr. Charron -- $56,624; Mr. Zannino -- $22,300; Mr. Thompson -- $10,440; Mr.
     Zane -- $10,348; and Mr. Figueredo -- $7,320; (e) for Mr. Charron (i) $323,808 accrued as of January 2, 2000, under an unfunded deferred compensation plan established in 1996 (the "UDCP") and (ii) above-market earnings on all amounts accrued and deferred under the UDCP through December 30, 2000, as calculated pursuant to the terms of the UDCP, in an amount equal to $287,726 (see "Employment and Related
     Arrangements -- Agreements with Paul R. Charron" below); and (f) for Ms. Seegal $1,135,000 payable to her pursuant to the terms of her Separation Agreement (see "Employment and Related Arrangements -- Separation Agreement with Denise V. Seegal" below).

 (6) Includes $42,500 representing reimbursement of certain transportation expenses.

 (7) Represents the value (based on the closing price of the Common Stock on January 6, 1998, the grant date) of the following shares of restricted stock issued pursuant to the Company's Transformation Share Program ("Transformation Shares") as described in the Compensation Committee Report below: Mr. Charron -- 72,000 Shares; Ms. Seegal -- 29,500 Shares; Mr. Thompson -- 12,500 Shares; Mr. Zane -- 12,500 Shares; and Mr.
     Figueredo -- 9,500 Shares. Prior to vesting, dividends on Transformation Shares are held in escrow and deemed reinvested in phantom shares of Common Stock. On December 30, 2000, all such Transformation Shares remained restricted, with a value (based on the closing price of the Common Stock on December 29, 2000) as follows: Mr. Charron -- $2,997,000; Ms.
     Seegal -- $1,227,937; Mr. Thompson -- $520,312; Mr. Zane -- $520,312; and
     Mr. Figueredo $395,437. On March 1, 2001, approximately 80% of such Transformation Shares vested. See the Compensation Committee Report below.

 (8) Ms. Seegal served as President at the time of her separation from the Company on December 8, 2000.

 (9) Mr. Zannino served as Executive Vice-President at the time of his separation from the Company on January 26, 2001.

(10) Reflects a partial year, including a guaranteed bonus payment.

(11) Represents the value (based on the closing price of the Common Stock on October 30, 1998, the date of grant) of 25,000 shares of restricted stock, 15,000 of which were Transformation Shares; Mr. Zannino forfeited such Transformation Shares upon his separation from the Company. The remaining 10,000 restricted shares vested (together with related phantom shares, representing reinvestment of dividends) in equal installments on the last day of the Company's 1999 and 2000 fiscal years.

(12) Mr. Figueredo served as Senior Vice President -- Human Resources through the end of fiscal 2000.

OPTION GRANTS TABLE FOR FISCAL 2000

     The following table sets forth additional information concerning stock option grants made during fiscal 2000 to the Named Executive Officers. For purposes of the table, grants made on January 16, 2001 and March 15, 2001 are treated as having been made during fiscal 2000 and grants made on January 25, 2000 and March 7, 2000 are treated as having been made during fiscal 1999; these grants are also so reflected in the Summary Compensation Table. In addition, in accordance with SEC disclosure rules, the hypothetical gains, or "option spreads," for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the SEC and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. All grants treated as having been made during fiscal 2000 were issued under the 2000 Plan. The Company has not granted any stock appreciation rights.

                                          INDIVIDUAL GRANTS(1)                      POTENTIAL REALIZABLE VALUE AT
                       ----------------------------------------------------------      ASSUMED ANNUAL RATES OF
                       NUMBER OF                                                     STOCK PRICE APPRECIATION FOR
                       SECURITIES                                                           OPTION TERM(2)
                       UNDERLYING    % OF TOTAL OPTIONS    EXERCISE                 ------------------------------
                        OPTIONS     GRANTED TO EMPLOYEES     PRICE     EXPIRATION
NAME                   GRANTED(#)    IN FISCAL 2000(3)     ($/SHARE)      DATE          5%($)           10%($)
----                   ----------   --------------------   ---------   ----------   -------------    -------------
Paul R. Charron......   100,000             5.08%          $44.8125     1/16/11      $2,818,230       $7,141,950
                         25,000(4)          1.27%          $59.0000     3/15/11      $  449,500       $1,589,500
                         25,000(4)          1.27%          $71.0000     3/15/11      $  149,500       $1,289,500
------------------------------------------------------------------------------------------------------------------
Denise V. Seegal.....     --             --                   --          --            --               --
------------------------------------------------------------------------------------------------------------------
Richard F. Zannino...     --             --                   --          --            --               --
------------------------------------------------------------------------------------------------------------------
John R. Thompson.....    20,000             1.01%          $44.8125     1/16/11      $  563,550       $1,428,390
------------------------------------------------------------------------------------------------------------------
Robert J. Zane.......    25,000             1.27%          $44.8125     1/16/11      $  704,557       $1,785,437
------------------------------------------------------------------------------------------------------------------
Jorge L. Figueredo...    18,000             0.91%          $44.8125     1/16/11      $  507,281       $1,285,515
------------------------------------------------------------------------------------------------------------------

---------------
(1) Except as set forth in footnote (4) below, options become exercisable in three annual installments with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a change in control. A "change in control" occurs if any person acquires 20% or more of the outstanding shares of Common Stock, the stockholders approve a merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company, a cash offer for 50% or more of the outstanding shares of the Common Stock is commenced, or two or more directors are elected to the Board of Directors without approval of incumbent Board members.

(2) Assumes that the stock price on the relevant grant date ($44.8125 on January 16, 2001 and $47.26 on March 15, 2001) has grown, as indicated, at (a) 5% per annum over the term of the option to $72.99 and $76.98, respectively, or
    (b) at 10% per annum over the term of the option to $116.23 and $122.58, respectively.

(3) During fiscal 2000, the Company granted to 884 employees options to purchase an aggregate of 1,968,350 shares. All grants were made at exercise prices equal to the market price on the grant date other than the premium-priced options granted to Mr. Charron referred to in footnote (4) below.

(4) These premium-priced options become exercisable on March 15, 2004 and expire on the tenth anniversary of the grant date, subject to earlier vesting upon a change of control.

AGGREGATED OPTION EXERCISES IN FISCAL 2000
AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information concerning all exercises of stock options during fiscal 2000 by the Named Executive Officers and the fiscal year-end value of unexercised options on an aggregated basis. The Company has not granted any stock appreciation rights.

                                                           NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                          NUMBER OF                        OPTIONS AT 12/30/00                 AT 12/30/00(1)
                       SHARES ACQUIRED     VALUE      ------------------------------   ------------------------------
        NAME             ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE   UNEXERCISABLE(2)
        ----           ---------------   ----------   -----------   ----------------   -----------   ----------------
Paul R. Charron......      50,832        $1,337,262     111,168         443,000         $795,024        $1,299,375
---------------------------------------------------------------------------------------------------------------------
Denise V. Seegal.....      --                --          51,450          80,450         $111,288        $  485,663
---------------------------------------------------------------------------------------------------------------------
Richard F. Zannino...      --                --          13,000         116,000         $141,719        $  716,156
---------------------------------------------------------------------------------------------------------------------
John R. Thompson.....       5,000        $  149,500      22,275          53,525         $156,645        $  203,286
---------------------------------------------------------------------------------------------------------------------
Robert J. Zane.......       9,375        $  209,420      13,025          58,900         $ 47,700        $  206,684
---------------------------------------------------------------------------------------------------------------------
Jorge L. Figueredo...      19,583        $  471,035      14,367          47,550         $105,634        $  182,325
---------------------------------------------------------------------------------------------------------------------

---------------
(1) Options are "in-the-money" as of December 30, 2000, to the extent that the market price of the Common Stock (based on the closing price of the Common Stock on December 29, 2000 of $41.625) exceeded the exercise price of such options.

(2) Includes grants made on January 16, 2001. For Mr. Charron, includes premium-priced options with an extended vesting schedule granted on March 15, 2001. See "Option Grants Table for Fiscal 2000" above.

EMPLOYMENT AND RELATED ARRANGEMENTS

     AGREEMENTS WITH PAUL R. CHARRON. The Company has an employment agreement with Paul R. Charron, which expires on April 30, 2001, with automatic one year renewal terms. Such agreement was amended with effect from Mr. Charron's election to the additional position of Chairman in May 1996 to provide for a minimum annual base salary of $1 million, plus bonus and the annual grant of options covering at least 50,000 shares of Common Stock. The agreement also provides that if his employment is terminated either by the Company other than for cause or by him for certain specified reasons, Mr. Charron shall receive a severance payment of $1.75 million.

     As part of the 1996 amendments to Mr. Charron's employment agreement, the Company established an unfunded deferred compensation plan (the "UDCP"). Under the UDCP, the Company established two unfunded bookkeeping accounts: a Retirement Income Account and a Deferred Salary Account. Upon cessation for any reason of Mr. Charron's full-time employment as Chairman and Chief Executive Officer, he (or his beneficiary) will be entitled to receive the amount credited to the Deferred Salary Account (which is fully vested at all times), plus the amount credited to the Retirement Income Account to the extent vested, plus, in each case, imputed earnings. As of December 31, 1995 (the first day of the Company's 1996 fiscal year) and as of the first day of each of the subsequent five fiscal years, the Retirement Income Account is credited with an amount equal to 15% of the sum of Mr. Charron's base salary for such fiscal year and his cash bonus (if any) for the immediately preceding fiscal year. The Retirement Income Account becomes fully vested on December 28, 2002, provided Mr. Charron is then employed full-time as Chairman and Chief Executive Officer of the Company; vesting is accelerated upon death, disability or termination in connection with a change of control (as defined in Mr. Charron's severance agreement referred to below). As of December 29, 1996 (the first day of the Company's 1997 fiscal year) and as of the first day of each subsequent fiscal year, the Deferred Salary Account is credited with an amount equal to the portion of Mr. Charron's base salary for such fiscal year that exceeds $1 million (and is therefore deferred pursuant to his employment agreement). As of December 28, 1996 (the last day of the Company's 1996 fiscal year) and as of the last day of each subsequent fiscal year, each of the Retirement Income and Deferred Salary Accounts is credited with an amount equal to the balance standing credited thereto on the first day of such fiscal year multiplied by an imputed earnings rate. For the 1996-2001 fiscal years, the imputed earnings rate is the greater of (i) the Company's after-tax rate of return on average capital (as defined in the UDCP) for such fiscal year and (ii) the Federal mid-term rate at the first day of such year. After the 2001 fiscal year, or earlier if Mr. Charron's employment terminates prior to December 30, 2001, the imputed earnings will be the Federal mid-term rate at the first day of the fiscal year.

     In January 2001, the Company entered into a severance agreement with Mr. Charron providing that in the event that within three years of a change in control of the Company (as defined in the agreement) Mr. Charron's employment is terminated by the Company other than for cause or by him for certain specified reasons, Mr. Charron shall be entitled to receive a lump sum payment equal to three times his average base salary and bonuses for the three years preceding such termination or resignation, accelerated vesting of Mr. Charron's balances under the Company's SERP and the UDCP, and continued health and welfare benefits for three years. In the event that the payment and benefits to be received by Mr. Charron in such circumstances are in excess of 105% of the amount that would trigger "golden parachute" excise taxes under the Internal Revenue Code, the Company is required to pay Mr. Charron such additional amounts as may be necessary to place him in the same after tax position as if the payments or benefits had not been subject to such excise tax.

     SEPARATION AGREEMENT WITH DENISE V. SEEGAL. In December 2000, the Company entered into a separation agreement with Ms. Seegal which provides for, among other things, a lump sum payment to Ms. Seegal of $1 million, payment of the bonus Ms. Seegal would have been entitled to in respect of fiscal 2000, accelerated vesting of certain previously granted stock options, and non-forfeiture, through year-end 2001, of previously granted Transformation Shares; 23,653 of such Transformation Shares vested on March 1, 2001.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (i) determines the salaries for the Chairman/Chief Executive Officer ("CEO"), (ii) administers the Amended and Restated Liz Claiborne sec.162(m) Cash Bonus Plan approved by stockholders at the 1999 Annual Meeting (the "sec.162(m) Plan"), including the determination of bonuses for participants thereunder, (iii) approves the general policies applicable to salaries and bonuses for the other executive officers and reviews and acts on bonuses for those officers, (iv) makes all award decisions regarding equity-based compensation to executive officers and other employees under the Company's stock incentive plans, and (v) makes recommendations to the full Board and senior management with respect to the adoption and administration of Company compensation programs. All Committee determinations intended to comply with sec.162(m) of the Internal Revenue Code (the "Code") are made by at least two Committee members who qualify as "outside directors" under sec.162(m).

     OVERVIEW. The Company adopted its "pay for performance" executive compensation program (the "Program") in 1995. In making its 2000 determinations, the Committee sought to continue the "pay for performance" approach inherent in the Program, while providing Company executives with a highly competitive total compensation opportunity through a balancing of rewards based on short-term performance (measured by annual business unit and corporate results) with rewards based on long-term performance (measured principally by stock price appreciation over time).

     The Program components are base salary, an annual incentive bonus, and long-term incentives encompassing stock option grants and restricted stock grants to certain executives. Base pay is generally set within a range comparable to the competitive median, while the annual incentive bonus (if targets are achieved) and long-term incentive components provide performance-based opportunities which may result in rewards significantly higher than the competitive median.

     The annual incentive cash bonus plan applies to all salaried employees (except participants in the sec.162(m) Plan) and emphasizes the annual achievement of objectively measurable goals. Quantitatively measurable performance targets which attempt to best measure the implementation of each business unit's critical business strategies are set annually. For executives in corporate departments which serve a number of operating divisions, a majority of the annual bonus amount is determined by the performance of the operating divisions served and overall corporate performance. The long-term performance component of the Program rewards executives for the collective success of all business units, as measured by stock price appreciation, using both an absolute standard (i.e., increase in the Company's share price, rewarded through stock options) and a relative-to-industry peer group performance standard (i.e., through the Transformation Share and Executive Leadership Team Share programs described below).

2000 COMPENSATION

  CASH COMPENSATION. Salary. Salary adjustments are typically made annually, under the same increase guideline that applies to all salaried employees. The guideline for 2000 was 3.5%; this level has been adopted for 2001 as well.

     Incentive Cash Bonuses. sec.162(m) Plan. Mr. Charron's 2000 bonus was determined under the sec.162(m) Plan. As required pursuant to the Code and the sec.162(m) Plan, the Committee establishes, in advance, quantitatively measurable objective performance goals for each participant and the maximum bonus potentially payable under the Plan to such participant. For fiscal 2000, the Committee established under the Plan two objective earnings-based goals, relating to earnings per share and return on invested capital. The Committee also set in advance the maximum bonus payable based on the Company's levels of achievement as against these goals. In addition, the Committee established a number of individual goals; to the extent that the Committee determined that such individual goals were not fully achieved, the maximum bonus otherwise determined under the objective Plan formula could be reduced in the discretion of the Committee. (The Committee further retains absolute discretion to reduce the actual bonuses paid below such maximum levels to the extent that it considers appropriate.) Under the sec.162(m) Plan, the maximum bonus payable to any participant in respect of any fiscal year is capped at $2.0 million. The Committee has designated Mr. Charron as the only participant in the sec.162(m) Plan for fiscal 2001. Although the Committee intends to seek to structure the compensation arrangements for executive officers in a manner that will generally avoid the deduction limitation imposed by sec.162(m) of the Code, the Committee and the Board continue to strongly believe that it is important and necessary that the Committee continue to have the right, in the exercise of its business judgment, to provide arrangements from time to time that may not qualify under sec.162(m) if such arrangements are, in the Committee's view, in the best interests of the Company and its stockholders, and the Committee expressly retains that right.

     Cash Incentive Bonus Plan. Under the cash incentive bonus plan, all other salaried employees, including the Named Executive Officers not participating in the sec.162(m) Plan, were eligible to receive a bonus for 2000 based upon (i) where applicable, the achievement of targeted levels of divisional direct operating profit and/or departmental performance considerations; and (ii) a combination of earnings per share and return on invested capital achievement as measured against pre-established targets. Business unit performance against target during 2000 resulted in payouts under the divisional component of the bonus program ranging from 0% to 200% of divisional target bonus amounts. The 2000 bonus awards to the Named Executive Officers not participating in the sec.162(m) Plan were based upon corporate, departmental and divisional achievement against goals, and reflect the Committee's assessment of the level and quality of individual business initiatives and achievements (taking into account the evaluations of the CEO).

  SHARE COMPENSATION. The Company provides equity-based compensation to its executives under its stock option program and under restricted share programs administered by the Committee under the stockholder-approved Liz Claiborne, Inc. 1992 Stock Incentive Plan (as amended to date, the "1992 Plan") and the Liz Claiborne, Inc. 2000 Stock Incentive Plan (the "2000 Plan"; collectively with the 1992 Plan, the "Plans"). Upon stockholder approval of the 2000 Plan at last year's annual meeting, no further grants were made under the 1992 Plan; grants previously made under the 1992 Plan remain outstanding in accordance with their terms.

     Transformation Shares. Through March 1999, the Company awarded shares of restricted stock to a group of 125 senior Company executives under its Transformation Share program, a restricted stock program adopted in 1998 under the 1992 Plan and modeled on the Company's "Career Share" restricted stock program adopted in 1995 (as amended to date, the "Transformation Share Program"). The near-term incentive value of restricted stock awarded under the Transformation Share Program derives in large part from the Company's ability to produce stockholder returns in excess of those generated by companies comprising an industry peer group ("Transformation Share Peer Group") made up of over 30 public company competitors selected by the Committee from within the apparel, retail and related fields (see "Performance Graph" below). Transformation Shares, which are subject to restrictions on transfer and the risk of forfeiture until earned by continued service, do not vest until July 6, 2007, unless certain performance targets, which accelerate vesting, are reached. Thus, Transformation Shares may vest at the end of any performance period if the Company's total stockholder return (share price appreciation plus reinvestment of any dividends; "TSR") for such performance period ranks at or above the 50th percentile of the TSR of the companies comprising the Transformation Share Peer Group, as follows: at the 50th percentile: 50% vesting; at or above the 75th percentile: full vesting; between the 50th and 75th percentiles: proportional vesting based on the Company's TSR performance as compared with the TSR performance of the 50th and 75th percentile companies. Of the 367,000 shares issued under the Transformation Share Program since its inception, 261,000 remained outstanding as of December 30, 2000. The Transformation Share Program as originally adopted provided that notwithstanding the level of the Company's TSR achievement as against the Transformation Share Peer Group, no accelerated vesting under the Program would occur as of the end of the Company's 2000 fiscal year unless the Company's share price then achieved a "Final Value" (as defined in the Transformation Share Program, and which takes account of the Company's share price through mid-February of the following year) equivalent to a market price of $48 per share. Because achievement of such Final Value appeared unlikely notwithstanding that the Company's relative TSR performance against the Transformation Share Peer Group had consistently placed it in excess of the 50th percentile throughout the period, and given the Committee's view as to the need to buttress retention incentives to the executive team the Company had assembled to drive the Company's growth while at the same time preserving the performance components underlying the Program, the Committee determined in January 2001 to establish an additional potential acceleration opportunity under the

Program, such that were the Company's average closing share price to exceed $48 for any 6-week period ending during 2001 and end such period in excess of $48 (the "Share Price Condition"), accelerated vesting would occur, with the number of shares to be so accelerated to continue to be determined pursuant to the original accelerated vesting schedule. The Share Price Condition was satisfied on March 1, 2001; for the period January 1, 1998 through March 1, 2001 the Company's TSR achievement ranked it between the 50th and 75th percentile of the TSR's of the companies comprising the Transformation Share Peer Group. Given the Company's TSR performance as compared with the TSR performance of the 50th and 75th percentile companies, 80.18% of the outstanding Transformation Shares vested on an accelerated basis as of March 1, 2001. Executives receiving 5,000 or more Transformation Shares may not sell or otherwise transfer (other than to pay related taxes) vested Transformation Shares unless they continue to own, directly or indirectly, Company shares having a value at least equal to annual base salary. The approximately 20% of the outstanding Transformation Shares that did not vest on March 1, 2001 remain restricted, with an accelerated vesting opportunity in the event that the Company's TSR for the new three-year performance period that began as of January 2, 2001 exceeds the 50th percentile of the peer group companies as follows: at the 50th percentile: 50% vesting; at or above the 75th percentile: full vesting; between the 50th and 75th percentiles: proportional vesting based on the Company's TSR performance as compared with the TSR performance of the 50th and 75th percentile companies. Vesting of the unvested Transformation Shares will be accelerated upon a change of control that results in Company shares no longer being quoted on an established market.

     Executive Leadership Team Shares. In January 2001, the Committee adopted a new restricted share ("Executive Leadership Team Shares" or "ELT Shares") program. In making the first award of ELT Shares, the Company awarded on January 16, 2001 an aggregate of 383,000 shares of restricted stock to a group of 92 Company executives, including all of the Company's then executive officers. The scope of the participant group and the size of the individual grants (for individuals other than the CEO) was recommended by the CEO, based on guidelines derived from market data, and approved by the Committee. The near-term incentive value of ELT Shares derives in large part from the Company's ability to produce stockholder returns in excess of those of an industry peer group. The Committee has selected 24 public company competitors from within the apparel, retail and related fields (see "Performance Graph" below) as the peer group ("Peer Group") for the ELT Shares program. ELT Shares, which are subject to restrictions on transfer and the risk of forfeiture until earned by continued service, will not vest until January 16, 2007 unless certain performance targets, which accelerate vesting, are reached. Thus, restrictions on ELT Shares will lapse on an accelerated basis if, during the period commencing with January 2, 2001 and ending on January 3, 2004 or any subsequent fiscal quarter-end of the Company, the Company's TSR performance ranks at or above the 50th percentile of the TSR of the companies comprising the Peer Group. Executives receiving 5,000 or more ELT Shares (an aggregate of 28 Company executives) may not sell or otherwise transfer (other than to pay related taxes) vested ELT Shares unless they continue to own, directly or indirectly, Company shares having a value at least equal to annual base salary; all other ELT Share recipients are expected to accumulate a lesser, yet significant, equity ownership position in Company shares. Vesting of ELT Shares will be accelerated upon a change of control that results in Company shares no longer being quoted on an established market.

     Stock Options. The Company has a long-standing policy of granting stock options to a substantial number of employees as a way of establishing a long-term incentive compensation component that emphasizes the importance of increasing stockholder value. During 2000, the Committee, assisted by an executive compensation firm engaged by it, reviewed the Company's long-term incentive compensation programs, including stock option grant levels. As a result of such review, the Committee determined to increase over historical grant levels the number of options granted to Company employees. In January 2001, concurrent with the annual grant to employees, the Committee granted options to all executive officers at an exercise price equal to the market price on the grant date. See "Option Grants Table for Fiscal 2000" above. As with prior grants, these options vest at the rate of 25% on each of the first and second anniversaries of the grant date with the remaining 50% vesting on the third anniversary, and carry a 10-year term. Individual grants (other than for the CEO) are recommended by the CEO and approved by the Committee.

  CEO COMPENSATION. Mr. Charron's salary is set pursuant to the Company's multi-year arrangement with him described under "Employment Arrangements - Agreements with Paul R. Charron" above. Other elements of these compensation arrangements retain the structure of annual and long-term incentives which may result in rewards significantly higher than the competitive median. Of particular significance to the Committee are the long-term performance-based elements built into the stock option and deferred income components. Moreover, Mr. Charron's realization of many of the benefits under his arrangements are contingent on his continuing to serve as Chairman and CEO of the Company, at the pleasure of the Board, through the end of fiscal 2002 and various dates thereafter.

     The 2000 corporate earnings per share and return on invested capital targets (pre-special gains and charges) set under the sec.162(m) Plan were met or exceeded. Moreover, the Committee determined that Mr. Charron had fulfilled his individual goals (including goals related to growth strategies, technology implementation, and management development) set under the Plan. Accordingly, the Committee awarded Mr. Charron the maximum cash bonus permitted under the predetermined sec.162(m) Plan formula, equal to $1.155 million. In light of his ongoing outstanding leadership, and in order to provide him with continuing strong future incentives, the Committee, after review and analysis of competitive practices, awarded Mr. Charron 50,000 ELT Shares and options covering 100,000 shares of Common Stock (concurrent with the grants to employees), together with a special grant, in March 2001, of an additional 50,000 "premium-priced" options subject to "cliff" vesting three years after grant. See "Option Grants Table for Fiscal 2000" above.

                                          RAUL J. FERNANDEZ (Chair)
                                          J. JAMES GORDON
                                          NANCY J. KARCH
                                          KAY KOPLOVITZ
                                          PAUL E. TIERNEY, JR.

PERFORMANCE GRAPH

     The line graph below compares the cumulative total stockholder return on the Company's Common Stock over a 5-year period with the return on (i) the Standard & Poor's 500 Stock Index ("S&P 500 Index"), (ii) an index comprised of the Company and the following 38 competitors comprising the original Transformation Share peer group (the "Transformation Share Peer Group"): Ann Taylor Stores Corporation; Authentic Fitness Corporation (which was acquired in
1999); Bennetton Group; Durango Apparel, Inc. (formerly known as Chic by H.I.S., Inc.; Durango was acquired by VF Corporation in October 2000); Cintas Corporation; Cyrk, Inc.; Donna Karan International, Inc.; Donnkenny, Inc.; Farah Incorporated (which was acquired in July 1998); Fruit of the Loom, Inc.; The Gap, Inc.; Gucci Group N.V.; Guess, Inc.; The Gymboree Corporation; Haggar Corp; Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; The Limited, Inc.; Nautica Enterprises, Inc.; The North Face, Inc.; McNaughton Apparel Group Inc.; Oshkosh B' Gosh, Inc.; Oxford Industries, Inc.; Philips Van-Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Russell Corporation; Salant Corporation; Starter Corporation (which was liquidated in May 1999); St. John Knits, Inc. (which was acquired in July 1999); The Talbot's, Inc.; Tarrant Apparel Group, Inc.; Tommy Hilfiger Corporation; Tultex Corporation; Unitog Company (which was acquired in March 1999);VF Corporation; and The Warnaco Group, Inc. and (iii) an index comprised of the Company and the following 24 competitors comprising the peer group (the "Peer Group") for the Executive Leadership Team Share (the "ELT Share") program (see the Compensation Committee Report above): Ann Taylor Stores Corporation; Donna Karan International, Inc.; The Gap, Inc.; Gucci Group N.V.; Guess, Inc.; Haggar Corp; Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; The Limited, Inc.; Nautica Enterprises, Inc.; McNaughton Apparel Group Inc.; Oshkosh B' Gosh, Inc.; Oxford Industries, Inc.; Philips Van-Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Russell Corporation; The Talbot's, Inc.; Tarrant Apparel Group, Inc.; Tommy Hilfiger Corporation; Tropical, Inc.; VF Corporation; and The Warnaco Group, Inc. Returns for companies in the Transformation Share Peer Group that have been acquired or liquidated are reflected in the graph below through the end of the year prior to the year of such acquisition or liquidation.

     In connection with the grants of restricted shares made in January 2001 under the Company's new ELT Share program, the Compensation Committee of the Board reviewed the composition of the comparator group to be used for purposes of such program and determined to make certain adjustments in the peer group companies to better reflect current competitive conditions. For the purpose of making the transition from the Transformation Share Peer Group to the Peer Group, both are included in this year's graph.

     In accordance with SEC disclosure rules, the measurements are indexed to a value of $100 at December 29, 1995 (the last trading day before the beginning of the Company's 1996 fiscal year) and assume that all dividends were reinvested.

[Graph]

------------------------------------------------------------------------------------------------
                                       1995      1996      1997      1998      1999      2000
------------------------------------------------------------------------------------------------
 Liz Claiborne, Inc. ...............  100.00    142.22    155.50    118.77    143.41    160.45
 S&P 500 Index......................  100.00    122.96    163.98    210.85    255.21    231.98
 Transformation Share Peer Group....  100.00    128.38    155.25    218.87    249.96    201.10
 Peer Group.........................  100.00    129.95    162.29    238.53    286.57    211.28

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns, as of March 21, 2001, more than 5% of the outstanding shares of the Company's Common Stock.

                                                                                      PERCENTAGE OF
                                                              AMOUNT AND NATURE OF     OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP    COMMON STOCK
------------------------------------                          --------------------    -------------
Berkshire Hathaway, Inc. ...................................       4,894,500(1)           9.33%
Warren E. Buffet
1440 Kiewit Plaza
Omaha, Nebraska 68131
ESL Partners, L.P. .........................................       4,794,476(2)           9.14%
ESL Limited
ESL Institutional Partners, L.P.
ESL Investors, LLC
One Lafayette Place
Greenwich, Connecticut 06830
FMR Corp. ..................................................       3,799,887(3)           7.24%
Edward C. Johnson, 3rd
Abigail P. Johnson
Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109

---------------

(1) Based upon information as of December 31,1999 contained in a Schedule 13G dated February 14, 2000, filed with the Securities and Exchange Commission (the "SEC") by Berkshire Hathaway, Inc. ("Berkshire"), Warren E. Buffett, OBH, Inc. and National Indemnity Company. According to the Schedule 13G, Mr. Buffett may be deemed to control Berkshire Hathaway and each of Mr. Buffett, Berkshire, OBH, Inc. and National Indemnity Company share the power to vote, direct the vote and dispose of the shares.

(2) Based upon information as of December 31, 2000, contained in an Amendment to
    Schedule 13G dated February 14, 2001, filed with the SEC by ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and ESL Investors, L.L.C., a Delaware limited liability company ("Investors"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company, is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company, is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. ESL, Limited, Institutional, and Investors each may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by the other members of the group. According to the Amended Schedule 13G, (i) ESL was the record owner of 3,097,729 shares of Common Stock; (ii) Limited was the record owner of 695,400 shares of Common Stock, (iii) Institutional was the record owner of 86,023 shares of Common Stock; and (iv) Investors was the record owner of 915,324 shares of Common Stock. Limited's address is Hemisphere House, 9 Church Street, Hamilton, Bermuda.

(3) Based upon information as of December 31, 2000, contained in an Amendment to
    Schedule 13G, dated February 14, 2001, filed with the SEC by FMR Corp. ("FMR"), Edward C. Johnson 3rd, Abigail P. Johnson, and Fidelity Management & Research Company ("Fidelity"). According to the Schedule 13G, the shares of Common Stock listed include (i) 3,563,448 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies, (ii) 48,539 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR ("FMT"), as a result of FMT serving as investment manager for certain institutional accounts and (iii) 187,900 shares beneficially owned by Fidelity International Limited, a Bermuda joint stock company which acts as an investment adviser ("FIL"). According to the Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity, and neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Board of Trustees. Mr. Johnson and FMR, through its control of FMT, each has sole dispositive power over the shares beneficially owned by FMT, and sole power to vote or to direct the voting of 53,280 of such shares and no power to vote or to direct the voting of 127,400 of such shares. According to the Schedule 13G, FIL operates as an entity independent of FMR and Fidelity. A partnership controlled by Mr. Johnson and members of his family owns 39.89% of the voting rights of FIL. Mr. Johnson is the Chairman of FIL. According to the Schedule 13G, investment decisions of FIL are made independently of FMR, and FMR and FIL claim that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, and that the shares held by FIL were included in the Schedule 13G on a voluntary basis. FIL has sole power to vote and dispose of the shares of Common Stock beneficially owned by it.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 21, 2001 (other than for Ms. Seegal and Mr. Zannino, which is as of January 31, 2001, except where noted) the number of shares of Common Stock (the Company's only voting security) beneficially owned by each Director, each of the Named Executive Officers, and by all Directors and executive officers of the Company as a group.

                                                               AMOUNT AND NATURE OF
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)
                  ------------------------                    -----------------------
Paul R. Charron(2)..........................................          374,314
Bernard W. Aronson(3)(4)....................................            3,358
Raul J. Fernandez(4)(5).....................................              936
J. James Gordon(4)(6).......................................            7,608
Nancy J. Karch(4)(5)........................................            1,022
Kenneth P. Kopelman(6)......................................            5,683
Kay Koplovitz(4)(6).........................................            7,338
Arthur C. Martinez(4).......................................            1,327
Christine A. Poon(5)........................................            1,022
Paul E. Tierney, Jr.(4)(6)..................................           21,069
Jorge L. Figueredo (7)......................................           40,600
Denise V. Seegal(8).........................................           65,989
John R. Thompson(9).........................................           24,870
Robert J. Zane(10)..........................................           26,362
Richard F. Zannino..........................................                0
All Directors and executive officers as a group (14
  persons)(11)..............................................          498,442

---------------
 (1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them. No Director or executive officer beneficially owns more than 1% of the shares of Common Stock outstanding. Furthermore, all Directors and executive officers as a group own less than 1% of the shares of Common Stock outstanding as of March 21, 2001, assuming the exercise of all currently exercisable stock options under the Company's stock option plans ("Exercisable Options") held by such Directors and executive officers.
 (2) Includes (a) 27,471 shares held in a grantor annuity trust over which Mr. Charron's wife serves as sole trustee, (b) 171,500 shares issuable upon the exercise of Exercisable Options, (c) 14,271 restricted Transformation Shares, and (d) 50,000 restricted ELT Shares.
 (3) Includes 1,750 shares issuable upon the exercise of Exercisable Options under the Outside Director Plan.
 (4) Includes shares awarded under the Outside Director Plan, receipt of which has been deferred under such Plan as follows: Mr. Aronson: 1,608 shares; Mr. Fernandez: 686 shares; Mr. Gordon: 1,233 shares; Ms. Karch: 772 shares; Ms. Koplovitz: 1,959 shares; Mr. Martinez: 327 shares; and Mr. Tierney:
     1,959 shares.
 (5) Includes 250 shares issuable upon the exercise of Exercisable Options under the Outside Director Plan.
 (6) Includes 3,750 shares issuable upon the exercise of Exercisable Options under the Outside Director Plan.
 (7) Includes (a) 20,817 shares issuable upon the exercise of Exercisable Options, (b) 1,883 restricted Transformation Shares, and (c) 8,000 restricted ELT Shares.
 (8) Includes 42,950 shares issuable upon the exercise of Exercisable Options and 29,500 restricted Transformation Shares, 23,653 which vested on March 21, 2001.
 (9) Includes 2,478 restricted Transformation Shares and 8,000 restricted ELT Shares.
(10) Includes 2,478 restricted Transformation Shares and 10,000 restricted ELT Shares.
(11) Includes 189,000 shares issuable upon the exercise of Exercisable Options, 19,920 restricted shares issued under the 1992 Plan, 89,000 restricted shares issued under the 2000 Plan, and other shares indicated as included in the foregoing footnotes.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company's accounting, auditing and financial reporting practices and the independence and performance of the Company's internal and external auditors. The Committee operates under a written charter adopted and approved by the Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     Management is responsible for the Company's financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent accountants are responsible for auditing those financial statements, expressing an opinion based on their audit as to the statements' conformity with generally accepted accounting principles, monitoring the effectiveness of the Company's internal controls and discussing with the Committee any issues they believe should be raised with the Committee.

     The Committee met with the Company's independent accountants (with and without management present) to review and discuss the overall scope and plans for the audit of the Company's consolidated financial statements for the fiscal year ended December 30, 2000 and the results of such audit, as well as their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

     The Committee also discussed with the independent accountants the matters required to be discussed with audit committees under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

     The Company's independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants their independence from the Company and management.

     As stated in the Committee's Charter, the Committee's job is one of oversight. The members of the Committee are not experts in the fields of auditing or accounting, or in respect of auditor independence issues, and they rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions referred to in this Report do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company's external auditors are in fact "independent".

     Based upon the Committee's receipt and review of the various materials and assurances described above and its discussions with management and the independent accountants, and subject to the limitations on the Committee's role and responsibilities referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 30, 2000 be included in the Company's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

                                          BERNARD W. ARONSON
                                          NANCY J. KARCH (Chair)
                                          ARTHUR C. MARTINEZ
                                          CHRISTINE A. POON

              PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon recommendation of the Audit Committee, and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants to examine the consolidated financial statements of the Company for the fiscal year ending December 29, 2001. Arthur Andersen has served as the Company's independent public accountants since 1979.

     AUDIT AND OTHER FEES: For fiscal 2000, Arthur Andersen billed the Company for various audit and non-audit services, as follows:

     Audit Fees. The aggregate fees billed by Arthur Andersen for professional services rendered in connection with such firm's audit of the Company's fiscal 2000 financial statements, including the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for such fiscal year, were $717,885.

     Financial Information Systems Design and Implementation Fees. During the 2000 fiscal year, Arthur Andersen did not perform any professional services for the Company relating to financial information systems design and implementation.

     All Other Fees. The aggregate fees billed by Arthur Andersen for all other services rendered to the Company in the 2000 fiscal year were $1,584,398, which included fees for tax related services, services rendered in connection with acquisitions, internal audit services and special projects. The Audit Committee of the Board has considered whether provision of these non-audit services by Arthur Andersen is compatible with maintaining the independent public accountants' independence.

     If the Board's appointment is not ratified, the Board will reconsider the appointment.

     The Company expects that representatives of Arthur Andersen will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

Voting on the Proposal

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and voting thereon is required for ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 29, 2001.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF SUCH
                                  APPOINTMENT.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

     Stockholder proposals intended to be presented at the 2002 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company's Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than November 30, 2001, in order to be included in the Company's proxy statement relating to that meeting. The Company has not been notified by any stockholder of an intent to present a proposal at this years' annual meeting; pursuant to the proxy rules of the SEC, the proxies named on the enclosed proxy card have the right to exercise discretionary voting authority with respect to any such proposal presented at the meeting. Moreover, pursuant to such SEC rules, if a stockholder notifies the Company after February 12, 2002 of an intent to present a proposal at the Company's 2002 annual meeting of stockholders, the proxies named on the proxy card for such meeting will have the right to exercise their discretionary voting authority with respect to such proposal, if presented at such meeting, without including information regarding such proposal in the Company's proxy materials.

     The Company's Certificate of Incorporation provides procedures under which stockholders may nominate persons for election as directors. Written notice of any nomination must be delivered to the Secretary of the Company at 1441 Broadway, New York, New York 10018 not less than 14 days nor more than 50 days prior to the date of the meeting at which directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive Officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the SEC and the New York Stock Exchange. To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with other than by George L. Jones, a former Director, who filed one Form 4 late in connection with a sale of shares of Common Stock.

                               OTHER INFORMATION

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                             ADDITIONAL INFORMATION

     The Company has filed an Annual Report on Form 10-K for the fiscal year ended December 30, 2000 with the SEC. Stockholders may obtain, without charge, a copy of the Form 10-K (without exhibits) by writing to the Investor Relations Department at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, New Jersey 07047. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company's cost of reproduction.

                       MANNER AND EXPENSE OF SOLICITATION

     The cost of the solicitation of proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, the Company's officers, directors and employees may, without additional compensation, personally solicit proxies by telephone, telegraph or similar means. The Company will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. Independent inspectors of election will be appointed to inspect all stockholder proxies and ballots and to tabulate quorum and voting information.

                                       By Order of the Board of Directors

                                       /s/ Roberta Schuhalter Karp
                                          ROBERTA SCHUHALTER KARP
                                                Senior Vice
                                       President - Corporate Affairs,
                                       General Counsel and Secretary

New York, New York
March 30, 2001

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

     This Audit Committee Charter ("Charter") has been adopted by the Board of Directors (the "Board") of Liz Claiborne, Inc. (the "Company") at its May 12, 2000 meeting. The Audit Committee of the Board (the "Committee") shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE; ORGANIZATION

     The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company's internal and external auditors. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all as set forth in the applicable rules of the New York Stock Exchange. The Committee shall maintain free and open communication (including private executive sessions at least annually) with the independent auditors, the internal auditors, and Company management. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee may retain special legal, accounting or other consultants as advisors.

     One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit. The Committee shall meet at least three times each year.

RESPONSIBILITIES

     The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company's accounting, financial and auditing practices than do Committee members; accordingly the Committee's oversight role does not provide any expert or special assurance as to the Company's financial statements or any certification as to the work of the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between the independent auditors or to assure compliance with laws and regulations.

     Although the Board and the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

     - Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the annual financial statements of the Company and review the quarterly financial statements of the Company, which auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

     - Evaluating, together with the Board, the performance of the independent auditors and, where appropriate, recommending the replacement of such auditors.

     - Annually obtaining from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors and shall recommend that the Board take appropriate actions to satisfy itself as to the auditors' independence.

     - Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61, as modified or supplemented, and consideration of the quality of the Company's accounting principles as applied in its financial reporting. Such discussions may include a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of audit adjustments, review of risk exposures that may have a material impact on the Company's financial statements and the steps management has taken to monitor and control such exposures, and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on its review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

     - Preparing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission, and submitting such report to the Board for approval.

     - Overseeing the relationship with the independent auditors, including discussing with the auditors the planning and staffing of the audit and the nature and rigor of the audit process, receiving and reviewing audit reports, reviewing with the auditors any problems or difficulties the auditors may have encountered in carrying out their responsibilities and any management letters provided by the auditors and the Company's response to such letters, and providing the auditors full access to the Committee and the Board to report on all appropriate matters.

     - Reviewing significant changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

     - Reviewing and approving the fees to be paid to the independent auditors.

     - Reviewing with management and the independent auditors the interim financial information prior to the Company's filing of each Form 10-Q; this review shall be done by the Committee as a whole or through the Committee chair.

     - Discussing with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to internal audit activities, including review of significant reports prepared by the internal auditors, and management's response.

     - Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

                           [LIZ CLAIBORNE, INC. LOGO]

                              LIZ CLAIBORNE, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2001

           The undersigned hereby appoints PAUL R. CHARRON, ROBERTA S. KARP and MICHAEL SCARPA, and each of them, as proxies, with full power of
P substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ
R CLAIBORNE, INC., to be held at the offices of Liz Claiborne, Inc. at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 17,
O 2001 at 10:00 a.m., prevailing local time, and at any adjournments or postponements thereof, as set forth on the reverse side hereof.
X
              THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ
Y CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S ACCOUNTANTS, AND, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.


                            YOUR VOTE IS IMPORTANT.
 PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND
                                  THE MEETING.


                   (Please date and sign on the reverse side)
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                              LIZ CLAIBORNE, INC.

                         ANNUAL MEETING OF STOCKHOLDERS


                                  MAY 17, 2001
                                   10:00 A.M.

                         OFFICES OF LIZ CLAIBORNE, INC.
                              ONE CLAIBORNE AVENUE
                            NORTH BERGEN, NEW JERSEY
                                 (201) 295-6000

                     FOR DIRECTIONS, CALL (201) 295-6222

                           WE INVITE YOU TO JOIN US.



                             YOUR VOTE IS IMPORTANT
                             ======================

               PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND
                  PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                                                               6727 PROXY, 2
IR
LIZ CLAIBORNE, INC.-- PROXY CARD
--------------------------------------------------------------------------------
/X/ PLEASE MARK YOUR                                                   3693
    VOTES AS IN THIS
    EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees named herein and FOR Proposal 2.
--------------------------------------------------------------------------------
           The Board of Directors recommends a vote FOR all nominees
                             and FOR Proposal 2.
--------------------------------------------------------------------------------

1.   Election           FOR     WITHHELD
     of Directors.      / /       / /          NOMINEES            TERM EXPIRING
                                               Raul J. Fernandez       2004
                                               Kenneth P. Kopelman     2004
                                               Arthur C. Martinez      2004


FOR, except vote withheld from the following nominee(s):

---------------------------------------------------------
                                                 FOR      AGAINST     ABSTAIN
2. Ratification of Arthur Andersen               / /        / /        / /
   LLP as independent public
   accountants.

3. In accordance with the named proxies discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.
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Please sign exactly as name appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Meeting and Proxy Statement for the 2001 Annual Meeting.


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SIGNATURE(S)                                               DATE



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